Exhibit 23

To the Board of Directors

Health Science Group, Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm

We consent to the use of our Independent Registered Public Accounting Firm’s Report dated March 15, 2004 covering the consolidated financial statements of Health Science Group, Inc. and Subsidiaries for each of the two years in the period ended December 31, 2003 to be included in this post-effective amendment no. 1 on Form SB-2 registration statement to be filed with the Commission on approximately December 28, 2004.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

/S/ STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

December 28, 2004